Exhibit 99.1 Earnings Announcement Provided by Capital Growth Systems, Inc. on August 20, 2009.

Part 1 Introductory Statement

This is Jack Lodge, Chief Operating Officer of Global Capacity, and I want to thank you for joining the Global Capacity Investor Call relating to the 10K filing covering the fiscal year ended December 31, 2008, which was filed with the Securities and Exchange Commission on August 19, 2009. This call will also include a discussion of the Company’s first and second quarter results.

Global Capacity is the trade name for Capital Growth Systems, Inc., which is the registrant Company. This call is being broadcast live on the Internet and can be accessed through the Company Web site at www.globalcapacity.com. Please click on the Investor Relations tab and then Presentations / Events for the Webcast. A replay of the call will be available for 2 weeks on the Web site and via the telephone dial in number.

On the call this morning are Patrick Shutt, Chief Executive Officer; George King, President; and Jim McDevitt, Chief Financial Officer. Bob Pollan, Chairman of the Board of Directors, will provide opening and closing comments.

During this call, management of the Company may make forward-looking statements. Forward-looking statements are statements regarding management’s intention, belief, expectations, representations, plans or predictions of the future and are typically identified by words such as believe, expect, anticipate, intend, estimate, may, will, should and could. Such statements constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made.

These risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission. For a discussion of these risks, please refer to the Global Capacity’s Annual Report on Form 10-K for the year ended December 31, 2008 under the section entitled Risk Factors, and the Company’s subsequent Current Reports on Form 8-K. Global Capacity cannot guarantee future financial results, levels of activity, performance, or achievement and investors should not place undue reliance on management’s forward-looking statements.

Forward-looking statements contained in this conference call represent the judgment of Global Capacity management as of today’s date. The Company expressly disclaims any intent, obligation, or undertaking to update or revise such forward-looking statements to reflect any change in the Company’s expectation with regard to such statements or any change, conditions, or circumstances on which any statements are made.

I will now turn the call over to Bob Pollan, Global Capacity’s Chairman of the Board of Directors.

Part 2 Welcome by Bob Pollan, Chairman of the Board of Directors

Thank you Jack, and welcome to all our investors. Thank you for your continued interest in and support of the Company through 2008 and into 2009. Global Capacity has gone through some significant changes and achieved some important milestones, which we will discuss in more detail later in this call. The acquisition of Vanco Direct USA, LLC in November of 2008 provides Global Capacity with a tremendous addition to the Company’s core assets, and provides a platform from which to grow customers, revenue, and profitability. Management has worked diligently in the nine months since completing the acquisition to integrate the businesses, leveraging the core assets and setting us up to win. There have been some challenges along the way, but the Company has achieved some significant milestones as well, and we want to share some of the details of the opportunities, challenges, wins, and plans for going forward with you on this call.

I want to once again thank all of our investors for their on-going support of the Company. I will turn the call over to George King, Global Capacity’s President and Vice Chairman.

Part 3 Financial Overview by George King, President and Vice Chairman

Thank you, Bob.

As we provide you with a Financial Overview of the fiscal year ending December 31, 2008, and the first two quarters of 2009, I will address some significant financial topics. Then Jim McDevitt is going to provide you with a report specifically focusing on the Annual Report on Form 10-K, as well as a discussion of unaudited results for Q1 and Q2.

Jim will provide you with the complete metrics report, but the Form 10K shows that Fiscal Year 2008 top line revenue was $34,159,000, a 99% increase over Fiscal Year 2007 top line revenue of $17,228,000. The Company’s Cost of Revenues were 59% of top line revenue in Fiscal Year 2008 and 71% of top line revenue in Fiscal Year 2007, which is a 12% improvement. It is important to remember that Global Capacity has a diversified line of three revenue sources, Software as a Service / Optimization Solutions / and Strategic Sourcing Solutions – all as noted again for your convenience in Part I of the Form 10K filing. The Cost of Revenues as a percentage of top line revenues therefore reflects the mix of revenue recognition among these three product categories in any given reporting period. Our three revenue sources are highly inter-related and cross sell in a mutually supportive manner. In some customer situations, the Company will discount one type of revenue source in order to create a total economic opportunity for the Company that is more advantageous when considering the entire customer requirement opportunity. In other cases, one specific product – Software – has generated specific sales from the same customer purchasing Strategic Sourcing in order to implement a data movement solution recommended by the Software application. In another example, an Optimization Solutions consulting analysis led to a monthly recurring revenue purchase of Strategic Sourcing of greater than $300,000 per month in order to implement the lower cost and higher efficiency solution recommended by the Optimization consulting application.

Operating Expenses relating to compensation were materially affected in Fiscal Year 2007 and Fiscal Year 2008 by the recording of non-cash stock-based compensation in accordance with GAAP. The valuation-based models that calculate these charges are driven by assumptions about the future range of the stock price rather than by actual values. In addition, stock based compensation involves expirations of options due to the departure of the employee or the expiration of the options. These expirations do not result in an offsetting credit against the compensation line item so it is hard to fully analyze the actual Company operations from such a process. However, we can report as a data point that the Company as of July 31 had 86 employees and that the monthly cash compensation expense is running a favorable variance of 16% below the target number that was part of the November 2008 Integration Plan upon the closing of the Vanco Direct USA, LLC acquisition. We also can report as a data point that based on the July 31 employee metric and the Company’s previously announced 2009 predictable revenue estimate, the Average Revenue per Employee for Global Capacity during Fiscal Year 2009 is expected to be greater than $750,000. In fiscal year 2009, these headcount and productivity metrics are enabled by the automation, systems, intellectual property, and design of the business model of the Company.

The final topic I will cover in this section before turning the call over to Jim McDevitt, is the Subsequent Events Footnote in the Form 10-K. This Footnote describes the transaction that also is described in significantly more detail in the Current Events Form 8-K filed on August 4, 2009.

The Company entered into a series of transactions as of July 31, 2009 related to amendment of its existing financing and the funding of additional financing. This transaction represents a significant milestone for the Company. The financing was a supplement to the acquisition closing of Vanco Direct USA, LLC in November 2008 in that it allowed us to establish a vendor payment plan in order to reduce past due obligations of certain vendors over time. In addition, the Second Amendment to the November 2008 Loan Agreement with the Company’s senior lender reset certain covenants of that agreement.

I will now turn the call over to Jim McDevitt, Global Capacity’s Chief Financial Officer.

Part 4 Reporting Summary by Jim McDevitt, Chief Financial Officer

Thank you George.

Results for the year ended December 31, 2008

Total revenues for 2008 were $34.2 million compared to $17.2 million for the same period in 2007, representing a 99% increase. This increase is primarily due to the recognition of revenue in 2008 in connection with significant new contracts in both the Optimization Solutions and Connectivity Solutions lines of business. The primary reasons for the increase in 2008 are $6.7 million of revenue related to a new customer and $5.0 million of revenues from the operations of Vanco Direct U.S.A., LLC since its acquisition on November 20, 2008.

Revenues generated from Optimization Solutions totaled $16.3 million for 2008 as compared to $7.5 million for 2007, which represents optimization consulting, automated pricing software, remote management services, and professional services. The Connectivity Solutions business recorded $17.9 million for 2008 compared to $9.7 million for 2007, which is from the delivery of turnkey global networks and system management services. Vanco Direct U.S.A., LLC drove $5.0 million of this increase while the remaining increase came from a large novation customer relationship that was initiated in the fourth quarter of 2007.

The consolidated gross margin rate was 41% for 2008 compared to 29% in 2007. This increase was driven primarily by the delivery of higher margin optimization services to the new aforementioned customer. Optimization Solutions’ gross margin totaled $11.2 million or 69% for 2008 as compared to $3.5 million or 47% for the same period in 2007. Connectivity Solutions’ margin totaled $2.7 million or 15%, compared to $1.5 million or 16% for 2007.

Optimization Solutions’ revenues increased 117% while Connectivity Solutions’ revenues increased 85% in 2008 as the Company’s product offerings experienced broad demand while also reflecting the continued shift toward network solutions. The improvement in gross margins of Optimization Solutions reflects the proprietary nature of the revenues that allowed a significant increase in revenues with only a modest increase in support services.

The Company reported operating losses of $22.9 million for the year ended December 31, 2008, as compared to operating losses of $30.6 million for the year ended December 31, 2007, a 25% improvement. As of December 31, 2008, the Company’s current liabilities exceeded its current assets by $18.4 million. Included in the current liabilities is $8.1 million of current maturities of long-term debt, net of $30.0 million of debt discount associated with the initial fair value of related warrants and embedded derivatives and $19.3 million associated with original issue discount and imputed interest. Cash on hand at December 31, 2008 was $4.6 million (not including $0.5 million restricted for outstanding letters of credit). Cash used in operating activities from continuing operations was $9.5 million and $9.7 million for the years ended December 31, 2008 and 2007, respectively.

Total operating expenses increased by $1.1 million during the year ended December 31, 2008; mainly due to the $1.0 million increase in expense relating to Vanco Direct U.S.A., LLC operating expenses incurred post acquisition, and an increase in the allowance for doubtful accounts of $6.7 million (see legal disclosure).

Included in compensation expense for 2008 are non-cash charges of $6.6 million related to the accounting treatment (pursuant to SFAS 123R) of certain stock option grants as compared to $13.8 million for 2007. Other compensation expense increased $0.8 million for 2008 as compared to 2007, due in part to higher commission expense, which is consistent with the increase in revenue.

Professional services expense increased $3.7 million for 2008 as compared to 2007, due mainly to additional advisory services needed to support financing activities. Non-cash charges from warrants and stock issued to service providers included in the above totaled $3.9 million. In addition, we utilized outside contractors in lieu of full-time staff for certain projects.

Depreciation and amortization expense relates primarily to the Network Operating Center in the suburbs of Boston and the fair value assigned to the Company’s intellectual property. Depreciation and amortization decreased by $1.3 million for 2008 as compared to 2007. This decrease was due primarily to lower depreciation resulting from the sale of certain fixed assets during 2007 and certain assets becoming fully depreciated during 2007 and 2008.

Other operating expenses increased by $5.3 million in 2008, primarily due to an addition to the allowance for bad debts related to a large customer. Events of the fourth quarter indicated that this customer’s operational difficulties could potentially influence the collectability of a material trade receivable. Management’s assessment was that, despite clear evidence that revenue was properly recognized and that the customer has the wherewithal to pay, an increase in the allowance for bad debts should be recorded, in an excess of caution pending the ultimate resolution of this matter. As disclosed under the Legal Proceedings section in the Form 10-K, in February 2009, the Company filed a Claim form with the Royal Courts of Justice in the United Kingdom seeking to collect this receivable.

Future years will include a full twelve months of Vanco Direct U.S.A., LLC’s operations that will increase revenues, margin, and operating expenses over the 2008 levels. The Company also expects Vanco Direct U.S.A., LLC to make positive contributions to operations in future periods. Any other significant increase in the Company’s future operating costs is expected to be a direct result of a corresponding increase in revenues, excluding any additional stock-based compensation expense. Any significant increase in revenues is anticipated to outpace the increase in related operating costs.

Results for 2008 reflect interest expense of $17.3 million, a decrease of $21.7 million from 2007. Interest expense for December 31, 2008 and 2007 includes $16.3 million and $38.5 million, respectively, related to the amortization of the fair value assigned to the warrants and embedded derivatives issued with debt. Interest expense in 2008 also includes $12.2 million of expense from the fair value of derivatives being in excess of the face value of the corresponding debt issued in 2008. Results for 2007 included $18.4 million of interest expense resulting from the fair value of the debentures being in excess of debt issued in 2007. Charges in future years for such interest depends on the terms and the occurrence of future debt instruments.

In accordance with SFAS 133 and EITF 00-19, the warrants and embedded derivatives are revalued at each Balance Sheet date and marked-to-fair value with the corresponding adjustment recognized as gain or loss on warrants and derivatives in the Statement of Operations. For the year ended December 31, 2008, the Company recorded a gain on warrants and derivatives of $59.8 million compared to a gain of $14.5 million for 2007. The $59.8 million gain in 2008 included an $8.8 million loss from the payoff of the Senior and Junior Secured Facilities with the remaining gain being the result of marked-to-market adjustments reflecting a decrease in the Company’s stock price. The gain reported in 2007 was primarily the result of a decrease in the Company’s stock price. Future operations of the Company can be significantly impacted by the volatility of the market value of the Company’s stock price and other factors that can influence the fair value of warrants and derivatives.

Other non-operating expenses include registration rights penalties of $2.5 million in both 2008 and 2007, a loss on debt extinguishment of $10.3 million in 2008 and a gain on debt extinguishment of $1.6 million in 2007.

Results for the three-month period ended March 31, 2009

Continuing Operations

Total revenues for the three-month period ended March 31, 2009 were $16.2 million compared to $9.5 million for the same period in 2008, representing a 71% increase. This increase is primarily due to the acquisition of Vanco Direct U.S.A., LLC.

Revenues generated from Optimization Solutions totaled $2.9 million for the three-month period ended March 31, 2009 compared to $6.5 million for the same period in 2008, which represents optimization consulting, automated pricing software, remote management services, and professional services. The Connectivity Solutions business recorded $13.3 million for the three-month period ended March 31, 2009 compared to $3.0 million for the same period in 2008, which is from the delivery of turn-key global networks and system management services.

The consolidated gross margin rate was 24% for the three-month period ended March 31, 2009 compared to 54% for the same period in 2008. This decrease was driven primarily by the decrease in higher margin revenue from Optimization Solutions. Optimization Solutions’ gross margin totaled $(0.3) million or (10%) for the three-month period ended March 31, 2009 as compared to $5.5 million or 85% for the same period in 2008. Connectivity Solutions’ margin totaled $4.2 million or 32% compared to $(0.4) million or (13%) for the same period in 2008.

Operating expenses for the first three-month periods of 2009 and 2008 consist of the following:

Compensation expense decreased $0.7 million for the three-month period ended March 31, 2009 as compared to 2008. Included in compensation expense for 2009 are non-cash charges of $0.8 million related to the accounting treatment (pursuant to SFAS 123R) of certain stock option grants as compared to $2.0 million for the same period in 2008.

Professional services decreased $0.4 million for the three-month period ended March 31, 2009 as compared to the three-month period ended March 31, 2008, due to fewer advisory expenses.

Depreciation and amortization expense relates primarily to the Network Operating Center in the suburbs of Boston and the fair value assigned to the Company’s intellectual property. Depreciation and amortization increased by $0.6 million for the three-month period ended March 31, 2009 as compared to March 31, 2008. This increase was due primarily to the acquisition of $19.4 million of tangible assets in November 2008 with the acquisition of Vanco Direct U.S.A., LLC.

Other operating expenses increased $0.5 million for the three-month period ended March 31, 2009 as compared to the same period for 2008. Any significant increase in future operating costs is expected to be a direct result of a corresponding increase in revenues, excluding any additional stock-based compensation expense. Any significant increase in revenues is anticipated to outpace the increase in related operating costs.

Results for the three-month period ended March 31, 2009 reflect interest of $3.1 million, a decrease of $0.6 million from the three-month period ended March 31, 2008. Interest expense for the three-month periods ended March 31, 2009 and 2008 includes $2.4 million and $0.9 million, respectively, related to the amortization of the fair value assigned to the warrants and embedded derivatives issued with debt, PLIC, and OID interest.

Results for the three-month period ended March 31, 2009 reflect a loss on warrants and derivatives of $14.0 million compared to a gain of $10.8 million for the comparable period in 2008. The current year’s loss was driven mainly by the $0.05 increase of the December 31, 2008 closing price of $0.11 versus the March 31, 2009 closing price of $0.16 in the Company’s stock while 2008 included the effects of a modest amount of cashless exercises. In accordance with SFAS 133 AND EITF 00-19, the warrant and embedded derivatives liabilities are revalued at each balance sheet date and marked to fair value with the corresponding adjustment recognized as gain or loss on warrants and derivatives in the statement of operations.

Results for the six-month period ended June 30, 2009

Continuing Operations

Total revenues for the six-month period ended June 30, 2009 were $32.1 million compared to $18.2 million for the same period in 2008, representing a 76% increase. This increase is primarily due to the acquisition of Vanco Direct U.S.A., LLC.

Revenues generated from Optimization Solutions totaled $5.8 million for the six-month period ended June 30, 2009 compared to $11.5 million for the same period in 2008, which represents optimization consulting, automated pricing software, remote management services, and professional services. The Connectivity Solutions business recorded $26.3 million for the six-month period ended June 30, 2009 compared to $6.7 million for the same period in 2008, which is from the delivery of turn-key global networks and system management services.

The consolidated gross margin rate was 23% for the six-month period ended June 30, 2009 compared to 52% for the same period in 2008. This decrease was driven primarily by the decrease in higher margin revenue from Optimization Solutions. Optimization Solutions’ gross margin totaled $(0.6) million or (10%) for the six-month period ended June 30, 2009 as compared to $9.0 million or 78% for the same period in 2008. Connectivity Solutions’ margin totaled $7.8 million or 30% compared to $0.5 million or 7% for the same period in 2008.

Operating expenses for the first half of 2009 and 2008 consist of the following:

Compensation expense decreased $2.4 million for the six-month period ended June 30, 2009 as compared to 2008. Included in compensation expense for 2009 are non-cash charges of $1.0 million related to the accounting treatment (pursuant to SFAS 123R) of certain stock option grants as compared to $4.3 million for the same period in 2008.

Professional services decreased $0.2 million for the six-month period ended June 30, 2009 as compared to the six-month period ended June 30, 2008, due to fewer advisory expenses.

Depreciation and amortization expense relates primarily to the Network Operating Center in the suburbs of Boston and the fair value assigned to the Company’s intellectual property. Depreciation and amortization increased by $1.3 million for the six-month period ended June 30, 2009 as compared to June 30, 2008. This increase was due primarily to the acquisition of $19.4 million of intangible assets in November 2008 with the acquisition of Vanco Direct U.S.A. LLC.

Other operating expenses increased $0.5 million for the six-month period ended June 30, 2009 as compared to the same period for 2008. Any significant increase in future operating costs is expected to be a direct result of a corresponding increase in revenues, excluding any additional stock-based compensation expense. Any significant increase in revenues is anticipated to outpace the increase in related operating costs.

Results for the six-month period ended June 30, 2009 reflect interest of $6.2 million, an increase of $1.0 million from the six-month period ended June 30, 2008. Interest expense for the six-month periods ended June 30, 2009 and 2008 includes $5.5 million and $2.0 million, respectively, related to the amortization of the fair value assigned to the warrants and embedded derivatives issued with debt.

Results for the six-month period ended June 30, 2009 reflect a loss on warrants and derivatives of $19.8 million compared to a gain of $11.0 million for the comparable period in 2008. The current year’s gain was driven mainly by the $0.07 increase of the $0.11 closing share price of December 31, 2008 versus the June 30, 2009 closing price of $0.18, while 2008 included the effects of a modest amount of cashless exercises. In accordance with SFAS 133 AND EITF 00-19, the warrant and embedded derivatives liabilities are revalued at each balance sheet date and marked to fair value with the corresponding adjustment recognized as gain or loss on warrants and derivatives in the statement of operations.

I will turn the call over to Patrick Shutt, Global Capacity’s Chief Executive Officer, for an update and overview of the business.

Part 5 Report on Global Capacity Business by Patrick Shutt, Chief Executive Officer

Thank you, Jim.

I would like to extend our appreciation for the support and patience that our investors and stakeholders have demonstrated as the Company has worked tremendously hard to integrate and overcome obstacles that have delayed the Company’s ability to file its financial statements in a timely manner. I would also like to thank all those that helped conclude the audit, especially our CFO Jim McDevitt and Asher and Company, our auditor.

Additionally, I would like to thank our customers, vendors, advisors and the team for working with the Company to help achieve some key milestones that we shall discuss today.

I am excited to be speaking with you today because it has been nine months since we announced the acquisition of Vanco Direct U.S.A., LLC, and we have fielded a great many questions as one would expect that unfortunately, up until now, we have not been able to address to the public or non-insiders. These questions range from audit timing and related questions to integration activity to litigation updates and lastly to how the business is operating. Today’s call will provide visibility and answers to those questions and with these filings, we can return to our long-standing policy of providing more frequent public updates. We will also use this call to provide insight to our business as well as to highlight certain trends, both positive and not so positive, and what management is doing to maximize the opportunity, all in the hope of providing you with a strong understanding of our business and our value proposition.

At this point I would like to transition to discuss several important Company metrics:

•	During the past eleven quarters the Company has acquired four core and strategic assets. It has also completed two dispositions of non-performing and non-core assets;

•	The core assets include: Magenta netlogic, CentrePath, Global Capacity Group and Vanco Direct U.S.A., LLC;

•	The Company’s revenue growth since 2006, excluding dispositions, has been 368% CAGR or “compounded annualized growth rate” and in 2009 we expect the Company’s revenue to more than double 2008 revenue;

•	Today the Company has 350 customers across the entire product portfolio that generate over $5 million per month in revenues, most of which is recurring in nature;

•

An interesting metric to note is that the total cash invested in assembling this business is roughly equal to our annualized recurring revenue or 1x multiplier. We believe that revenue multipliers are an important metric in understanding the strategic landscape; and

•	Lastly, our client services model since acquisition is gaining traction:

•	In Q1, our total contract value sold was $4.3 million and

•	In Q2, our total contract value sold was $9.6 million.

As a reminder our business model operates in the $200 billion global telecom access market or layer 1 services space. This is a market that is highly fragmented in terms of the number of suppliers, geographies in which they operate, and the lack of transparency in terms of price, cost, and margin. The aforementioned complexities create our opportunity. Our business has built a proprietary data system that creates transparency. From our perspective we have the most advanced and far reaching data and tools in the industry, and it is precisely this asset that enables the Company to grow.

Our data set and algorithms have literally millions of elements ranging from proprietary pricing data, to co-location and inter-connection site data, to complex optimizing algorithms that today generate over 117,000 price quotes per month for some of the largest telecommunications companies in the world.

Today Global Capacity goes to market with three primary lines of business:

1.	Software as a Service

a.	Custom license

b.	Standard license

2.	Optimization Services

a.	Overcharge analysis

b.	Financial and Physical grooming

3.	Strategic Sourcing

a.	Remote Management Services

b.	Engineering Services

c.	Network Solutions (Incorporating our One Marketplace, Novation Solutions, and Off-net Extensions)

To date and for the foreseeable future, greater than 90% of the Company’s revenue comes from the combination of our Strategic Sourcing and Software as a Service lines of business, the vast majority of which is predictable. Additionally, the Strategic Sourcing practice is leading the pack in terms of our growth. In fact, of the $9.6 million in total contract value sold during our second quarter, $8.9 million was derived from Strategic Sourcing and the remainder from Software Services. We attribute the sales growth in Strategic Sourcing to our proprietary telecom data sets and algorithms that enable us to offer highly competitive and compelling services to our clients.

The optimization line of business has continued to gain traction, albeit more slowly than we predicted. In fact, quite recently we added another major European PTT. However, due to lack of predictability and the fact that the results have been slower to develop, we will no longer highlight optimization results as a metric. Our clients are increasingly using the optimization tools to novate full or partial networks to Global Capacity, which records under our Strategic Sourcing line of business as opposed to the consulting offering that had previously been the focus. In fact, management is migrating the optimization platform away from contingent only contracts to more of a blend of fee and upside contracts to ensure that both our clients and ourselves have a vested interest in the execution and implementation of the savings our systems and data find. One of the key lessons the Company has learned to date is that even though we are confident that we can find implementable savings of 10, 20, 30 and even 40% in our clients’ embedded access and layer 1 base, this does not necessarily mean that circumstances will enable the Company to monetize them. Hence, our revised rationale to adjust and hedge our methodology around contracting, billing, and collection. Lastly, on the subject of optimization services, in addition to the lack of predictability, we also have entered into legal dispute with a long-term client over a significant receivable. We view this dispute as very unfortunate and something that we did not enter lightly, but after exhausting our business avenues, we were left with little choice but to pursue the matter to its fullest extent to protect stakeholder value. It must be stated that in my eighteen plus year telecom career, not one other situation has risen to this level before and we are all very unhappy that this situation could not be concluded without legal remedy, but we are committed to see it through in the interests of the Company and its stakeholders.

Changing Gears here a bit:

I’m sure there are a lot of questions regarding the acquisition and integration of Vanco Direct U.S.A., LLC. And in this next section we would like to highlight some of the accomplishments and metrics associated with the integration of this key asset.

•	Management and the senior team have improved the operating performance of the consolidated business by over $400,000 per month, or nearly $5 million on an annualized basis;

•	The gross margin on the predictable business has improved by $3.6 million annually;

•

The Company has implemented a vendor payment program designed to pay down at par all of the working capital deficit it accumulated when it acquired Vanco Direct U.S.A., - LLC , which stood at approximately $8 million when the transaction was announced in late November 2008;

•	The Company’s total contract value pipeline stands at $200 million today with more than 200 opportunities within our 350 customers;

•	As stated earlier, the Company’s contracted sales activity in the first two quarters was nearly $14 million of TCV (Total Contract Value); and

•	Lastly, as just announced in our recent 8-K filings, the Company has completed an integration financing and covenant reset with its senior lender.

As you have just heard, a tremendous amount of work has been put in to achieve these strong results, however, there is still more execution required to achieve our objectives and management is committed to the task of creating a world-class telecom logistics practice.

Another major area of inquiry has been related to the audit process in general, the reasons for the extended time required to file, as well as management’s focus on improving the process in the future to ensure timely filing. We will now provide some highlights as a way to provide insight to the long but necessary road the Company has taken to bring the Company forward to this point. This is not about providing excuses or pointing blame, it’s about providing you - the investors - with facts for your own awareness.

1.	As many of you will recall, when the Company filed its financial statements in 2008 for fiscal year 2007, the Company received a comment letter from the SEC asking for clarity into a number of questions, with the most significant relating to the fact that Capital Growth Systems, Inc. in September of 2006 did not have enough authorized shares to make the acquisitions of 20/20 and Magenta netLogic. This fact placed the Company into variable accounting and an ensuing restatement of 2007 results was made in 2008.

2.	The Company has raised multiple rounds of capital to fund its acquisitions and growth. The monies raised have typically been complex instruments with convertibility features, warrants, and other complex features.

3.	Adding to the mix is Plante Moran’s decision to not stand for re-election at the end of Q3 2008, and the fact that the Company acquired Vanco Direct U.S.A., LLC at the end of Q4 2008, an entity which had never been audited. These factors set the stage for the events of December 2008 until now.

4.	As a requirement to commence our audit, the Company was required to complete the audit of Vanco Direct U.S.A., LLC within 71 days of the announcement of the transaction. This task was accomplished on time and on budget with many thanks to Jim McDevitt and Carver Moquist.

5.	Upon the completion of the Vanco Direct U.S.A., LLC audit, the Company engaged BDO to complete the consolidated 2008 audit in February 2009 for a specific budget. In June 2009, the Company made the decision to discontinue its relationship with BDO primarily due to the substantial cost of the audit and the fact that a final over-all cost could not be established and that the sheer cost was simply something that the Company could not prudently afford.

In June 2009, the Company hired Asher and Company and in the short time since they have been engaged, their team in coordination with our financial team, have worked tirelessly to bring the financial reporting to the stage it is today. The primary consequence of the delay relate to migrating from OTC to the Pink Sheets, as well as the lack of transparency that has existed for the past 8 months in our performance to our investors, clients and vendors, as well as the extraordinary cost that the audit has incurred. We are happy to have this chapter closed and are focused on building our business.

In summary:

•	The Company suffered several setbacks that inhibited our ability to file our financial statements in a timely manner but these now have been addressed and corrected;

•	The Company experienced certain delays relating to cash collection in the optimization practice; and

•	The Company has always needed to carefully manage cash as it has been in a tightly constrained environment throughout its history.

However, and just as importantly…

•	The Company has achieved a 368% compounded annual growth rate from 2006 to 2008 excluding dispositions and we are still growing;

•	The Company has 350 marquee clients;

•	The Company has achieved approximately $14 million in total contract value in the first two quarters;

•	The Company has a pipeline of total contract value that is in excess of $200 million;

•	The Company has achieved operating synergies of nearly $9 million in annualized improvement over the past 8 months; and

•	The Company is generating greater than $5 million per month in revenue, most of which is predictable.

Our goals for the remainder of the year include;

•	Achieving sustainable profitability;

•	Improving financial reporting;

•	Improving capitalization optics;

•	Paying down our debt;

•	Executing on our plan; and

•	Pursuing a listing on a national exchange.

Again we appreciate everyone’s time. We shall now conclude the call with Q&A.

Part 6 Question and Answer Session Moderated by Patrick Shutt, Chief Executive Officer

Part 7 Closing by Bob Pollan, Chairman of the Board of Directors

This is Bob Pollan and, at this time, I’d like to conclude the Q&A and close the call with a few final remarks.

Global Capacity has gone through a period of extraordinary growth, tackling significant challenges while achieving major positive milestones along the way. The circumstances that created the delay in our timely filing of financial reports have been addressed, and the Company is committed to returning to our long-standing practice of timely filing and frequent investor communication.

The Company is positioned extraordinarily well to capitalize on its standing as the leading telecom information and logistics company. Our proprietary information base and software systems enable Global Capacity to provide transparency and automation in the $200 billion global access market, enabling clients to improve efficiency and reduce cost. This value proposition is resonating with clients, as evidenced by the 368 percent compound annual growth rate the Company has achieved since 2006. Top line revenues have grown from $17.2 million in 2007 to $34.2 million in 2008, and we have continued that trajectory, achieving $32.1 million in the first half of 2009. Sales momentum remains strong, with $14 million total contract value sold in the first half of 2009, and a $200 million pipeline to continue that organic growth.

The bottom line regarding Global Capacity is that our business model delivers increased efficiency and reduced costs to our clients. We help our customers achieve their business objectives in periods of economic growth and also in periods of economic challenge.

On behalf of our stakeholders, we thank all the individuals and firms that have contributed in their own way to the success of Global Capacity, and the Company’s attractive positioning in the market.

Thank you again, and we look forward to speaking with you either individually or in our next Company call related to our third quarter results.